PURCHASE AGREEMENT

Gabelli Equity Series Funds, Inc. (the “Company”), a Maryland corporation, on behalf of The Gabelli Global Financial Services Fund (the “New Fund”), and Gabelli Funds, LLC (the “Buyer”) hereby agree as follows:

1. The Company hereby offers the Buyer and the Buyer hereby purchases one hundred shares of each of the Fund’s Class AAA Shares, Class A Shares, Class C Shares and Class I Shares (the “Shares”) at a price of $10.00 per share. The Shares are the “initial shares” of the New Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the New Fund hereby acknowledges receipt from the Buyer of funds in the aggregate amount of $4,000.00 in full payment for the Shares.

2. The Buyer represents and warrants to the Company that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

3. This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in his or her capacity as an officer of the Company.

4. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 24th day of September, 2018.

Attest:		GABELLI EQUITY SERIES FUNDS, INC.

By:	/s/ John C. Ball	By:	/s/ Bruce N. Alpert
		Name:	Bruce N. Alpert
		Title:	President

Attest:		GABELLI FUNDS, LLC

By:	/s/ John C. Ball	By:	/s/ Agnes Mullady
		Name:	Agnes Mullady
		Title:	Vice President